Exhibit 16(d)(iv)
STRICTLY CONFIDENTIAL
EXECUTION VERSION
LIMITED GUARANTEE
OF
CRESTVIEW PARTNERS III, L.P.
LIMITED GUARANTEE, dated as of August 11, 2025 (this “Limited Guarantee”), by Crestview Partners III, L.P., with its principal address at 590 Madison Avenue, 36th Floor, New York, NY 10022 (the “Guarantor”), in favor of Bandit Parent, LP, a Delaware limited partnership (the “Guaranteed Party”).
1.   Limited Guarantee.   To induce the Guaranteed Party to enter into (A) an Agreement and Plan of Merger, dated as of the date hereof (the “Agreement”), by and among the Guaranteed Party, Bandit Merger Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of the Guaranteed Party (“Merger Sub”) and WideOpenWest, Inc., a Delaware corporation (the “Company”), and (B) an Amended and Restated Joint Bidding and Cost Sharing Agreement, by and among DigitalBridge Investments, LLC, DB Bandit Holdings, LP; Crestview Partners III GP, L.P., Crestview W1 Holdings, L.P., Crestview W1 TE Holdings, LLC, Crestview W1 Co-Investors, LLC and Crestview Advisors, L.L.C. (collectively, “Crestview”); the Guaranteed Party; and, solely for purposes of Section 21 thereof, DigitalBridge Partners III, LP (the “Joint Bidding Agreement”), the Guarantor hereby absolutely, unconditionally and irrevocably guarantees to the Guaranteed Party, as a primary obligor and not merely as a surety, the due and punctual payment, performance and discharge of any amounts payable by Crestview pursuant to Section 6(f), Section 7(a)(i)(2) or Section 7(a)(ii)(2)(A) of the Joint Bidding Agreement (such amounts, the “Guaranteed Obligations”); it being understood that in no event shall the Guarantor’s aggregate liability under this Limited Guarantee with respect to the Reverse Termination Payment and/or Reverse Termination Indemnifiable Losses (each as defined in the Joint Bidding Agreement) exceed the amount of US$31,618,072.30 (the “Fee Cap”) or with respect to any fees, costs, expenses or interest payable by the Guaranteed Party pursuant to Section 7.3(c)(iii), Section 5.7(f) or Section 8.2 of the Agreement in the aggregate exceed any amounts due under Section 7.3(c)(iii), Section 5.7(f) or Section 8.2 of the Agreement up to an aggregate amount of US$6,000,000 (the “Expense Cap,” and together with the Fee Cap, the “Cap”); provided, that (i) to the maximum extent reasonably practicable, the Guaranteed Party will seek payment hereunder from the Guarantor in a single lump sum rather than multiple payments and (ii) the obligations of the Guarantor under this Limited Guarantee shall be subject to, and limited by, the provisions of the Joint Bidding Agreement. The guarantee by the Guarantor of the Guaranteed Obligations shall not in any manner expand or increase the scope of the obligations of the Guarantor or its Affiliates pursuant to the Joint Bidding Agreement or any ancillary document. Capitalized terms used but not otherwise defined herein shall have the respective meanings given to them in the Agreement.
2.   Nature of Guarantee.   The Guaranteed Party shall not be obligated to file any claim relating to the Guaranteed Obligations against Crestview, Merger Sub or any other Person and the failure of the Guaranteed Party to so file shall not affect the Guarantor’s obligations hereunder. Notwithstanding anything to the contrary contained herein, in the event that any payment to the Guaranteed Party in respect of any of the Guaranteed Obligations is rescinded or must otherwise be (and is) returned for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to such Guaranteed Obligations as if such payment had not been made. This Limited Guarantee is a primary and original obligation of the Guarantor (and not merely the creation of a surety relationship) and is an unconditional guarantee of payment and performance, not of collection. In furtherance of the foregoing, the Guarantor acknowledges that the Guaranteed Party may, in its sole discretion, bring and prosecute a separate action or actions against the Guarantor for the full amount of the Guaranteed Obligations (subject to the Cap), regardless of whether any action is brought against Crestview, the Guaranteed Party, Merger Sub or any other Person or whether Crestview, the Guaranteed Party, Merger Sub or any other Person is joined in any such action or actions.
3.   Changes in Obligations; Certain Waivers.   The Guarantor agrees that the Guaranteed Party may, subject to the provisions of the Joint Bidding Agreement, at any time and from time to time, without notice to or further consent of the Guarantor, enter into any agreement with the Company or the Merger Sub for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms of the Agreement or of any agreement between the Guaranteed Party and the Company or the Merger Sub without in any way impairing or affecting the Guarantor’s obligations under this Limited Guarantee. The Guarantor agrees that each of its obligations hereunder shall be absolute, irrevocable and unconditional, and shall not be released or discharged, in whole or in part, or otherwise affected in any way by (a) the failure or delay of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Crestview in the transactions contemplated in the Joint Bidding Agreement; (b) the failure or delay of the Merger Sub or the Parent to assert any claim or demand or to enforce any right or remedy against the Company in the transactions contemplated by the Agreement; (c) any change in the time, place or manner of payment of the Guaranteed Obligations or any waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Agreement or the Joint Bidding Agreement made in accordance with the terms thereof or any other agreement evidencing, securing or otherwise executed in connection with the Guaranteed Obligations; (d) the addition, substitution or release of any entity or other Person interested in the transactions contemplated by the Agreement; (e) any change in the corporate existence, structure or ownership of Crestview, Merger Sub or any other Person interested in the transactions contemplated by the Agreement or the Joint Bidding Agreement; (f) any insolvency, bankruptcy, winding up, moratorium, receivership, dissolution, assignment, reorganization or other similar proceeding affecting Crestview, Merger Sub or any other Person interested in the transactions contemplated by the Agreement or the Joint Bidding Agreement; (g) the existence of any claim, set-off or other right which any Guarantor may have at any time against the Guaranteed Party, the Company, Crestview, Merger Sub or any other Person (or the existence of any claim, set-off or other right that Crestview or the Guaranteed Party may have at any time against the Guarantor), whether in connection with the Guaranteed Obligations or otherwise; (h) the adequacy of any other means the Guaranteed Party may have of obtaining payment of the Guaranteed Obligations; (i) any incapacity, lack of authority or limitation of status or power of Crestview or Merger Sub; (j) the right to require the Guaranteed Party to institute suit against Crestview or any of its related parties or to exhaust any rights or remedies which the Guaranteed Party has or may have against Crestview or any of its related parties; or (k) any other act or omission that may in any manner or to any extent operate as a discharge of the Guarantor as a matter of law or equity (other than as a result of payment of the Guaranteed Obligations in accordance with their terms); provided, that, notwithstanding the foregoing (but subject to Section 2 hereof), the Guarantor shall be fully released and discharged from all obligations hereunder to the extent that the Guaranteed Obligations of the Guarantor are fully satisfied by Merger Sub or any other person. To the fullest extent permitted by applicable Law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any applicable Law which would otherwise require any election of remedies by the Guaranteed Party. The Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Guaranteed Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the Guaranteed Obligations incurred and all other notices of any kind (except for notices expressly required to be provided to Crestview in accordance with the Joint Bidding Agreement), and all defenses which may be available by virtue of any valuation, stay, moratorium applicable Law or other similar applicable Law now or hereafter in effect, any right to require the marshalling of assets of Crestview, the Guaranteed Party, Merger Sub or any other Person interested in the transactions contemplated by the Agreement or the Joint Bidding Agreement, and all suretyship defenses generally. The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Agreement and the Joint Bidding Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits. The Guaranteed Party shall not be obligated to file any claim relating to any of the Guaranteed Obligations in the event that Crestview or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantor’s obligations hereunder. The Guaranteed Party hereby covenants and agrees that it shall not institute, directly or indirectly, and shall cause its Affiliates (as defined in the Merger Agreement), its officers and the officers of its Affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, the Agreement, the transactions contemplated thereby against the Guarantor or any Non-Recourse Party (as defined in Section 8 herein), except for claims by the Guaranteed Party against (i) the Guarantor under this Limited Guarantee (subject to the limitations described herein), (ii) the parties to the Support and Rollover Agreement under the Support and Rollover Agreement and (iii) the parties to the Joint Bidding Agreement under the Joint Bidding Agreement (in each case, to the extent permitted thereunder and subject to the limitations described therein, as applicable).

Notwithstanding anything to the contrary contained in this Limited Guarantee or otherwise, the Guaranteed Party hereby agrees that the Guarantor shall have all defenses to the payment of its obligations under this Limited Guarantee (which in any event shall be subject to the Cap) that would be available to Crestview under the Joint Bidding Agreement with respect to the Guaranteed Obligations (other than defenses arising from the bankruptcy, insolvency or similar proceeding with respect to Crestview), as well as any defenses in respect of any fraud or Willful Breach of the Guaranteed Party.
4.   No Waiver; Cumulative Rights.   No failure or delay on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder. Each and every right, remedy and power hereby granted to the Guaranteed Party or allowed them by applicable Law shall be cumulative and not exclusive of any other right, remedy or power, and may be exercised by the Guaranteed Party at any time or from time to time. For the avoidance of doubt, and notwithstanding anything to the contrary, the Guaranteed Party hereby expressly acknowledges that the only manner in which the Guaranteed Party or any of its Affiliates can obtain any form of money damages or other remedy against the Guarantor or its Affiliates (including, without limitation, the Non-Recourse Parties) is pursuant to any rights (including any third-party beneficiary rights) under the express provisions of the Support and Rollover Agreement, the Joint Bidding Agreement and/or this Limited Guarantee, subject to the terms and conditions hereof and thereof.
5.   Representations and Warranties.   The Guarantor hereby represents and warrants to the Guaranteed Party that:
(a)   it is an entity duly organized, validly existing and in good standing under the applicable Laws of its jurisdiction of organization and it has all necessary power and authority to execute, deliver and perform this Limited Guarantee;
(b)   the execution, delivery and performance of this Limited Guarantee by the Guarantor, and the consummation by the Guarantor of the transactions contemplated hereby, have been duly and validly authorized and approved by all necessary action by it and no other proceedings are necessary to authorize such execution, delivery and performance of this Limited Guarantee and the consummation of the transactions contemplated hereby;
(c)   this Limited Guarantee has been duly and validly executed and delivered by the Guarantor and, upon execution by the other parties hereto, this Limited Guarantee shall be in full force and effect and shall constitute a valid and binding agreement of the Guarantor, enforceable against it in accordance with its terms, except that such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other applicable Laws, now or hereafter in effect, relating to or limiting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law);
(d)   the Guarantor currently has, and shall have at all times during the effectiveness of this Limited Guarantee, the available cash resources or unconditional irrevocable commitments necessary to pay and perform its obligations under this Limited Guarantee, and all funds necessary for the Guarantor to fulfill the Guaranteed Obligations under this Limited Guarantee shall be available to the Guarantor for so long as this Limited Guarantee shall remain in effect in accordance with Section 7 hereof;
(e)   all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Entity necessary for the due execution, delivery and performance of this Limited Guarantee by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Entity is required in connection with the execution, delivery or performance of this Limited Guarantee; and
(f)   the execution, delivery and performance by the Guarantor of this Limited Guarantee do not and will not (i) violate its organizational and governing documents, (ii) violate any applicable Law, (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, require consent under, or give rise to a right of termination, modification cancellation or acceleration of any obligation or to the loss of any benefit under, any contract to which it is a party or (iv) result in the creation of any lien upon any of its assets, properties or rights.
6.   Assignment.   Neither the Guarantor nor the Guaranteed Party may assign its respective rights, interests or obligations hereunder to any other Person (including by operation of Law or otherwise) without the prior written consent of the Guaranteed Party or the Guarantor, as the case may be. Notwithstanding the foregoing, nothing in this Limited Guarantee shall limit the right and ability of the Guarantor to assign all or any portion of its rights or obligations hereunder to any of its Affiliates that will at all relevant times be financially capable of fulfilling the Guarantor’s obligations and rights hereunder; provided, that, notwithstanding any other provision hereof, no assignment of any of the Guarantor’s rights, interests or obligations hereunder will relieve the Guarantor of any of its obligations hereunder except to the extent actually performed or satisfied by such assignee. In the case of any assignment in accordance with this Section 6, all representations, warranties and covenants of the Guarantor shall be deemed to be those of the Guarantor and such permitted assignee, and all references to the Guarantor shall be deemed to include any such permitted assignee. Any purported assignment in violation of this Section 6 shall be null and void. Subject to the foregoing, this Limited Guarantee shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.
7.   Continuing Guarantee.   Unless terminated pursuant to this Section 7, this Limited Guarantee may not be revoked or terminated, and shall remain in full force and effect and shall be binding on the Guarantor, its successors and assigns until the Guaranteed Obligations under this Limited Guarantee has been indefeasibly paid, observed, performed or satisfied in full, at which time this Limited Guarantee shall terminate and the Guarantor shall have no further obligations under or in connection with this Limited Guarantee. Notwithstanding the foregoing, this Limited Guarantee shall terminate and the Guarantor shall have no further obligations under this Limited Guarantee as of the earliest of (a) the occurrence of the Closing, (b) receipt by the Guaranteed Party of the payment of the Guaranteed Obligations in full, (c) the valid termination of the Joint Bidding Agreement in accordance with its terms under circumstances in which Crestview would not be obligated to make any payments with respect to any of the Guaranteed Obligations and (d) 60 days following any valid termination of the Joint Bidding Agreement in accordance with its terms under circumstances in which Crestview would be obligated to pay the Guaranteed Obligations if the Guaranteed Party has not presented a claim for payment of the Guaranteed Obligations to Crestview or the Guarantor by such date (or, if the Guaranteed Party has made a claim under this Limited Guarantee prior to such date, then the earliest of (w) a final, non-appealable Order by a court of competent jurisdiction resolving such claim determining that Crestview does not have any liability to the Guaranteed Party that gives rise to the Guaranteed Obligations, (x) payment in full of the amounts due and owing in respect of the Guaranteed Obligations as determined in a final, non-appealable Order by a court of competent jurisdiction resolving such claim and (y) a written agreement among the Guarantor and the Guaranteed Party terminating the obligations of the Guarantor pursuant to this Limited Guarantee). Notwithstanding the foregoing, in the event that the Guaranteed Party or any of its Affiliates or its or their respective successors or assigns, directly or indirectly asserts in any litigation or other proceeding that the provisions of Section 1 hereof limiting the Guarantor’s liability to the Cap or the provisions of this Section 7 or Sections 8 through 11, 13, or the fourth sentence or sixth sentence of Section 14 of this Limited Guarantee are illegal, invalid or unenforceable in whole or in part, or asserts any theory of liability whatsoever (whether at law or in equity, whether sounding in contract, tort, statute or otherwise) against the Guarantor or any Non-Recourse Party (as defined in Section 8) with respect to this Limited Guarantee or the Joint Bidding Agreement (collectively, the “Transaction Agreements”) or any other agreement or instrument delivered pursuant to such Transaction Agreements, or the transactions contemplated hereby or thereby, other than Retained Claims (as defined in Section 8 hereof), then (i) the obligations of the Guarantor under or in connection with this Limited Guarantee shall terminate ab initio and be null and void, (ii) if the Guarantor has previously made any payments under this Limited Guarantee, it shall be entitled to recover such payments, and (iii) neither the Guarantor nor any other Non-Recourse Party shall have any liability whatsoever (whether at law or in equity, whether sounding in contract, tort, statute or otherwise) to the Guaranteed Party or any of its Affiliates, in any way under or in connection with any Transaction Agreement, any other agreement or instrument delivered pursuant to such Transaction Agreement, or the transactions contemplated hereby or thereby.
8.   No Recourse.   Notwithstanding anything that may be expressed or implied in this Limited Guarantee or any other Transaction Agreement, or in any agreement or instrument delivered or statement made or action taken in connection with or pursuant to, the transactions contemplated by any of the Transaction Agreements (this Limited Guarantee, the other Transaction Agreements and such agreements, instruments and transactions collectively, “Transaction-Related Matters”), and notwithstanding any equitable, common law or statutory right or claim that may be available to the Guaranteed Party or any of their respective Affiliates, and notwithstanding the fact that the Guarantor may be a partnership, by its acceptance of the benefits of this Limited Guarantee, the Guaranteed Party covenants, acknowledges and agrees, on behalf of itself and its Affiliates, that:
(a)   No Non-Recourse Party has or shall have any obligations (whether of an equitable, contractual, tort, statutory or other nature) under or in connection with any Transaction-Related Matter, other than (i) the Guarantor’s obligation to pay the Guaranteed Obligations under this Limited Guarantee, and subject to the Cap, the provisions of the Joint Bidding Agreement and the other limitations described herein, (ii) the obligations of the parties thereto under the Support and Rollover Agreement and (iii) the obligations of the parties thereto under the Joint Bidding Agreement (collectively, the “Retained Claims”);
(b)   No recourse (whether under an equitable, contractual, tort, statutory or other claim or theory) under or in connection with any Transaction-Related Matter shall be sought or had against (and, without limiting the generality of the foregoing, no liability shall attach to) any Non-Recourse Party, whether through the Guaranteed Party, Merger Sub or any other Person interested in the transactions contemplated by any Transaction Agreement or otherwise, whether by or through theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or any other attempt to avoid or disregard the entity form of any Non-Recourse Party, by or through a claim by or on behalf of the Guaranteed Party, Merger Sub or any other Person against any Non-Recourse Party, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any applicable Law, or otherwise, except for Retained Claims; and
(c)   Neither the Guaranteed Party nor any of its Affiliates have relied on any statement, representation or warranty or assurance made by, or any action taken by, any Person in connection with a Transaction-Related Matter, other than those made by (i) the Guarantor in this Limited Guarantee, (ii) Crestview in the Joint Bidding Agreement and (iii) the parties to the Support and Rollover Agreement in the Support and Rollover Agreement.
(d)   The Retained Claims shall be the sole and exclusive remedy (whether at law or in equity, whether sounding in contract, tort, statute or otherwise) of the Guaranteed Party, all of its Affiliates and any Person purporting to claim by or through any of them or for the benefit of any of them against any or all of the Non-Recourse Parties, in respect of any claims, liabilities or obligations arising under or in connection with any Transaction-Related Matter. The Guaranteed Party hereby covenants and agrees that, other than with respect to the Retained Claims, it shall not, and it shall cause its Affiliates not to, institute any proceeding or bring any claim in any way under or in connection with any Transaction-Related Matter (whether at law or in equity, whether sounding in contract, tort, statute or otherwise) against any Non-Recourse Party. Other than the Non-Recourse Parties (who are intended third party beneficiaries of this Limited Guarantee pursuant to Section 14 hereof), no Person other than the Guarantor and the Guaranteed Party shall have any rights or remedies under, in connection with or in any manner related to this Limited Guarantee or the transactions contemplated hereby.
(e)   As used herein, the term “Non-Recourse Parties” means, collectively, any and all former, current or future direct or indirect equity holders, controlling persons, directors, officers, employees, agents, members, managers, management companies, general or limited partners, assignees or Affiliates of the Guarantor and any and all former, current or future direct or indirect equity holders, controlling persons, directors, officers, employees, agents, members, managers, management companies, general or limited partners, assignees or Affiliates of any of the foregoing, and any and all former, current or future heirs, executors, administrators, trustees, successors or assigns of any of the foregoing, and the providers of any financing (excluding the Guarantor and Guarantor’s successors and permitted assigns under this Limited Guarantee).

9.   Governing Law; Jurisdiction.   This Limited Guarantee shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In addition, each of the parties hereto irrevocably agrees that any Action with respect to this Limited Guarantee and the rights and obligations arising hereunder or the transactions contemplated hereby, or for recognition and enforcement of any judgment in respect of this Limited Guarantee and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Action relating to this Limited Guarantee or any of the matters contemplated by this Limited Guarantee in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any Action with respect to this Limited Guarantee, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts, (b) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the Action in such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Limited Guarantee, or the subject matter hereof, may not be enforced in or by such courts. Each party hereto irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 9 in the manner provided for notices in Section 8.8 of the Agreement. Nothing in this Limited Guarantee will affect the right of any party hereto to serve process in any other manner permitted by applicable Law.
10.   WAIVER OF JURY TRIAL.   EACH OF THE PARTIES TO THIS LIMITED GUARANTEE HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS LIMITED GUARANTEE OR THE SUBJECT MATTER HEREOF. EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS LIMITED GUARANTEE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 10. EACH PARTY ACKNOWLEDGES AND AGREES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (b) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (c) IT MAKES THIS WAIVER VOLUNTARILY AND (d) IT HAS BEEN INDUCED TO ENTER INTO THIS LIMITED GUARANTEE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.
11.   Severability.   Any term or provision of this Limited Guarantee that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision or the remaining terms and provisions of this Limited Guarantee in any jurisdiction. If any provision of this Limited Guarantee is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable; provided, however, that this Limited Guarantee may not be enforced without giving effect to the limitation of the amount payable hereunder to the Cap provided in Section 1 hereof and the provisions of Section 7, Section 8 and this Section 11.
12.   Amendment.   This Limited Guarantee may not be amended or otherwise modified except pursuant to a written document duly executed by the Guarantor and the Guaranteed Party.
13.   No Third Party Beneficiaries.   No Person other than the Guaranteed Party (and its successors and assigns) shall be entitled to rely upon or enforce this Limited Guarantee, and this Limited Guarantee shall be binding upon and inure solely to the benefit of each party hereto and nothing herein is intended to or shall confer upon any other Person any rights, benefits or remedies whatsoever under or by reason of this Limited Guarantee, except as provided in Section 8 hereof for the benefit of the Non-Recourse Parties. In furtherance of the foregoing, no creditor of the Guaranteed Party, Crestview, Merger Sub or any of their respective Affiliates, or any Person claiming by, through or on behalf of any of them or any other Person, shall have any right to enforce this Limited Guarantee or to cause the Guaranteed Party, Crestview, Merger Sub, or any other Person to seek to enforce this Limited Guarantee, in each case, other than the Guaranteed Party (or its successors or assigns) in the limited circumstances described herein.
14.   Miscellaneous.   This Limited Guarantee may be executed in counterparts (including by facsimile, by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document), each of which shall be an original, with the same effect as if the signatures thereto and hereto were original signed versions upon the same instrument delivered in person. This Limited Guarantee shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, facsimile, electronic mail or otherwise as authorized by the prior sentence) to the other parties. No party may raise the use of any such electronic delivery or electronic signature as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent such defense relates to lack of authenticity. The provisions of this Limited Guarantee, together with the Joint Bidding Agreement, the Agreement and the other documents and agreements delivered in connection therewith or referred to therein, contain the entire agreement of the parties hereto with respect to the subject matter hereof and supersede any prior oral or written agreements, undertakings, understandings, discussions, negotiations or proposals relating to the subject matter hereof. The headings contained in this Limited Guarantee are for convenience purposes only and will not in any way affect the meaning or interpretation hereof. Each of the parties agrees that they have been represented by legal counsel during the negotiation and execution of this Agreement and therefore waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
15.   Confidentiality.   This Limited Guarantee shall be treated as strictly confidential and is being provided by the Guarantor solely in connection with the Agreement. This Limited Guarantee may not be used, circulated, quoted or otherwise referred to in any document (other than the Agreement or the Joint Bidding Agreement), except with the written consent of the Guarantor; provided, that no such written consent shall be required in connection with the enforcement by the Guaranteed Party of the terms of this Limited Guarantee and its rights and obligations hereunder, for any disclosure of the existence or terms of this Limited Guarantee to the parties to the Agreement or their respective officers, directors, advisors and other representatives or to the extent required by applicable Law, the applicable rules of any national securities exchange or if required in connection with any required filing or notice with any Governmental Entity relating to the Merger and the other transactions contemplated by the Agreement.
[Signature Pages Follow]

IN WITNESS WHEREOF, the Guarantor has caused this Limited Guarantee to be executed and delivered as of the date first written above by its duly authorized signatory.
GUARANTOR:
CRESTVIEW PARTNERS III, L.P.
By:
/s/ Evelyn C. Pellicone

Name: Evelyn C. Pellicone
Title: Chief Financial Officer
[Signature Page to Limited Guarantee]

IN WITNESS WHEREOF, the Guaranteed Party has caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.
GUARANTEED PARTY:
BANDIT PARENT, LP
By:
/s/ Jonathan Friesel

Name: Jonathan Friesel
Title: Vice President
[Signature Page to Limited Guarantee]